                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THOMAS INDUSTRIES INC.
                (Name of Registrant as Specified In Its Charter)

                                   BRYAN CAVE
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2)

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11

                                   PROXY RULES

1)       Title of each class of securities to which transaction applies:

         ______________________________________________________________________

2)       Aggregate number of securities to which transaction applies:

         ______________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         ______________________________________________________________________

4)       Proposed maximum aggregate value of transaction:

         ______________________________________________________________________

   * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount previously paid:

                 ______________________________________________________________

         2)      Form, Schedule or Registration Statement No.:

                 ______________________________________________________________

         3)      Filing Party:

                 ______________________________________________________________

         4)      Date Filed:

                 ______________________________________________________________

Notes:

         D.

         4. Electronic filings. If any of the information required by Items 13 or 14 of this Schedule is incorporated by reference from an annual or quarterly report to security holders, such report, or any portion thereof incorporated by reference shall be filed in electronic format with the proxy statement.

                 Item 14. Mergers, consolidations, acquisitions and similar matters.

                 (b)

                 (2)

                 (i)

                 (A) If the registrant elects to furnish information pursuant to this paragraph (b)(2)(i)(A) and delivers the proxy statement together with a copy of either its latest Form 10-K or Form 10-KSB filed pursuant to Section 13(a) or 15(d) of the Exchange Act or its latest annual report to security holders which, at the time of original preparation met the requirements of either Rule 14a-3 (Section 240.14a-3 of this chapter) or 14c-3 (Section 240.14c-3 of this chapter):

                 (1) Indicate that the proxy statement is accompanied by either a copy of the registrant's latest Form 10-K or Form 10-KSB or a copy of its latest annual report to security holders.

                 (B) If the registrant does not elect to furnish information and deliver its latest Form 10-K or Form 10-KSB or a copy of its latest annual report to security holders pursuant to paragraph (b)(2)(i)(A):

                        THOMAS INDUSTRIES INC.

                         4360 BROWNSBORO ROAD

                               SUITE 300

                      LOUISVILLE, KENTUCKY 40207

                            (502) 893-4600

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            APRIL 21, 1994

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of Thomas Industries Inc., a
Delaware corporation, will be held at the Hyatt Regency Hotel, 320 West Jefferson, Louisville, Kentucky on Thursday, April 21, 1994 at 10:00 A.M. Eastern Daylight Time for the following purposes:

    1. To elect four directors.

    2. To consider and vote upon a proposal to approve the Thomas
  Industries Inc. Nonemployee Director Stock Option Plan.

    3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 4, 1994 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

                               By Order of the Board of Directors

                               PHILLIP J. STUECKER
                               Vice President of Finance,
                               Chief Financial Officer and Secretary

March 10, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                        THOMAS INDUSTRIES INC.

                         4360 BROWNSBORO ROAD

                               SUITE 300

                      LOUISVILLE, KENTUCKY 40207

                              ----------

                            PROXY STATEMENT

       ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 1994

                              ----------

To the Shareholders of
 THOMAS INDUSTRIES INC.:

  This Proxy Statement is being mailed to shareholders on or about March 16, 1994 and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 21, 1994 for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

  A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, the approval of the Thomas Industries Inc. Nonemployee Director Stock Option Plan and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Broker "non-votes" will be treated as not represented at the meeting as to matter for which non-vote is indicated on the broker's proxy. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

  Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained McCormick & Pryor Ltd. to assist in the solicitation of proxies for a fee of $3,750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

  The Annual Report to Shareholders for fiscal year 1993 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

  As of March 4, 1994, the Corporation had outstanding 10,050,595 shares of Common Stock and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                   SECURITIES BENEFICIALLY OWNED BY
                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 4, 1994, except as otherwise noted, of (i) each person (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Corporation to own beneficially more than 5% of its outstanding Common Stock, (ii) directors and nominees, (iii) the four most highly compensated executive officers who are not directors; and (iv) all executive officers, directors and nominees as a group.

  Under Rule 13d-3 of the Securities and Exchange Commission, persons who have power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 2,559,645 (25.5% of the outstanding Common Stock).


                                                    NUMBER OF SHARES
                                                      AND NATURE OF
                                                        BENEFICIAL      PERCENT
                           NAME                        OWNERSHIP(1)    OF CLASS
                           ----                     ----------------   --------

  (i) Gabelli Group...............................  1,640,912(2)         16.33%
       One Corporate Center
       Rye, NY 10580

 (ii) Walter S. Davis.............................     12,218              *
      Timothy C. Brown............................     58,150(3)           *
      Peter P. Donis..............................      3,102              *
      Wallace H. Dunbar...........................    149,287(4)          1.5%
      Roger P. Eklund.............................    172,625(5)          1.7%
      H. Joseph Ferguson..........................    358,559(6)(7)       3.6%
      Gene P. Gardner.............................     15,624              *
      Lawrence E. Gloyd...........................      1,990              *
      Ralph D. Ketchum............................      1,200              *
      Franklin J. Lunding, Jr. ...................    349,820(6)          3.5%
      Bernard W. Rogers...........................    347,564(6)          3.5%

(iii) Clifford C. Moulton.........................      7,000(3)           *
      C. Barr Schuler.............................     67,175(3)           *

      Gerald E. Seebeck...........................     10,333(3)           *
      Phillip J. Stuecker.........................     33,847(3)           *

(iv)  All Executive Officers, Directors and
      Nominees as a Group.........................    918,733(8)          9.1%

- - - - - - - ----------

* Less than 1.0%

(1) Excludes shares owned separately by spouses or children in the households of the following: Mr. Davis-4,120 shares; Mr. W. H. Dunbar-37,399 shares; and all executive officers and directors as a group-41,519 shares. Each such person disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.

(2) Based upon an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission on February 25, 1994. One of the members of the group, GAMCO Investors, Inc., beneficially owns 1,342,462 shares, which shares represent 13.4% of the outstanding Common Stock. The other reporting persons included in this group are Gabelli Associates Limited, Gabelli Funds, Inc., Gabelli Securities, Inc., Gabelli & Company, Inc., Gabelli Performance Partnership, Gabelli International Limited and Mario J. Gabelli.

(3) Includes stock options exercisable within sixty days as follows:
    Mr. Brown-51,692 shares; Mr. Moulton-2,000 shares; Mr. Schuler-51,589 shares; Mr. Seebeck-10,333 shares; Mr. Stuecker-31,613 shares; and all executive officers and directors as a group-165,905 shares.

(4) Includes 2,032 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims that he is the beneficial owner of such shares.

(5) Includes 46,116 shares held in three trusts of which Mr. Eklund is a co-trustee, 41,390 shares held by two charitable foundations of which Mr. Eklund is a director and officer, and 5,628 shares held by a pension trust over which Mr. Eklund shares voting control.

(6) Includes 346,964 shares held by the Thomas Industries Master Trust, as amended, of which Mr. Ferguson, Mr. Lunding and Mr. Rogers comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation.

(7) Includes 8,095 shares owned by a trust of which Mr. Ferguson is a trustee.

(8) The total number of shares of Common Stock of the Corporation reported for executive officers and directors as a group is shown after eliminating duplication within the table.

                         ELECTION OF DIRECTORS

  The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. At the Annual Meeting of Shareholders, four directors are to be elected to serve until 1997 and seven directors will continue to serve in accordance with their prior election or appointment.

  It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth certain information with respect to the nominees and the continuing directors:

          NAME, AGE AND YEAR                        PRINCIPAL OCCUPATION
        FIRST ELECTED DIRECTOR                     AND OTHER INFORMATION
- - - - - - - ---------------------------------------   -------------------------------------

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1997

Timothy C. Brown.......................   President and Chief Executive Officer
Age 43  1989                              of the Corporation since February
                                          1992. Prior to February 1992, held
                                          various positions with the
                                          Corporation including Executive Vice
                                          President, Chief Operating Officer
                                          (February 1991 to February 1992),
                                          Executive Vice President, Operations
                                          (1990 to February 1991), Executive
                                          Vice President (1989 to 1990), and
                                          Vice President, Manager Specialty
                                          Products Group (1987 to 1989).
                                          Director of National City Bank,
                                          Kentucky.

Wallace H. Dunbar......................   Chairman of the Board of Americo
Age 62  1991                              Group (vinyl and fabric lamination)
                                          for more than five years. Director of
                                          Liberty National Bancorp, Inc. Mr.
                                          Dunbar previously served as a
                                          director of Thomas Industries Inc.
                                          from 1968 to 1979.

Ralph D. Ketchum.......................   President of RDK Capital, Inc., the
Age 67  1989                              general partner of RDK Capital
                                          Limited Partnership (investments) for
                                          more than five years. Also serves as
                                          Chief Executive Officer and Chairman
                                          of the Board of Heintz Corporation, a
                                          majority owned subsidiary of RDK
                                          Capital Limited Partnership. Heintz
                                          Corporation commenced a voluntary
                                          case under Chapter 11 of the federal
                                          Bankruptcy Code in August 1993.
                                          Formerly, Senior Vice President and
                                          Group Executive of the Lighting
                                          Group, General Electric Company (1980
                                          to 1987). Director of Metropolitan
                                          Savings Bank and Olgebay-Norton
                                          Corporation.

Franklin J. Lunding, Jr................   Attorney in private practice for more
Age 55  1972                              than five years. Chairman of the
                                          Board, President, Chief Executive
                                          Officer and a director of BioCatalyst
                                          Resources, Inc. (publisher of
                                          Advances in Nutrition(TM), and other
                                          nutrition related publications for
                                          veterinarians and organizer of
                                          seminars covering nutritional
                                          subjects), and its wholly-owned
                                          subsidiary, The Prozyme Co., Inc.
                                          (manufacturer and distributor of
                                          enzyme-based food supplements) since
                                          June 1988.

DIRECTORS WITH TERMS EXPIRING IN 1995

Walter S. Davis(1).....................   Chairman of the Board since 1987.
Age 69  1974                              Member of the firm of Davis &
                                          Kuelthau, S.C. (attorneys) for more
                                          than five years.

H. Joseph Ferguson.....................   Director and founder of Ferguson,
Age 60  1989                              Wellman, Rudd, Purdy & Van Winkle
                                          Inc. (investments) for more than five
                                          years. President of such entity until
                                          1993.

Bernard W. Rogers......................   Senior Consultant to the Coca-Cola
Age 72  1989                              Company (soft drink manufacturing and
                                          sales) for more than five years. NATO
                                          Supreme Allied Commander of Europe
                                          (1979 to 1987). Director of General
                                          Dynamics and Kemper National
                                          Insurance Companies.

DIRECTORS WITH TERMS EXPIRING IN 1996

Peter P. Donis.........................   Retired President and Chief Operating
Age 69  1987                              Officer of Caterpillar Inc.
                                          (equipment manufacturer) (1985 to
                                          1989). Director of Giddings and
                                          Lewis, Inc.

Roger P. Eklund(1).....................   Partner of Eklund and Eklund
Age 62  1974                              (attorneys) for more than five years.
                                          Chairman of the Board and a director
                                          of Upbancorp, Inc. (bank holding
                                          company) since 1983.

Gene P. Gardner........................   Chairman of the Board and a director
Age 64  1986                              of Beaver Dam Coal Company (coal
                                          properties) since 1983. Director of
                                          LG & E Energy Corp., Louisville Gas &
                                          Electric Company, Commonwealth
                                          Financial Corporation and
                                          Commonwealth Bank and Trust Company.

Lawrence E. Gloyd......................   Chairman of the Board, President and
Age 61  1987                              Chief Executive Officer of CLARCOR
                                          Inc. (manufacturer of filtration and
                                          packaging products) since 1990.
                                          President and Chief Executive Officer
                                          of CLARCOR Inc. (March 1988 to 1990).
                                          Director of AMCORE Financial, Inc.

- - - - - - - ----------

(1) The Corporation retained the law firms of Eklund and Eklund and Davis & Kuelthau, S.C. for certain services in 1993.

                        EXECUTIVE COMPENSATION

  The following table presents summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers at December 31, 1993 during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries.

                                              SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                             --------------------------------------------   ---------------------------

                                                            OTHER ANNUAL      RESTRICTED                   ALL OTHER
         NAME AND                                           COMPENSATION     STOCK AWARDS     OPTIONS     COMPENSATION
    PRINCIPAL POSITION       YEAR  SALARY($)   BONUS($)(1)      ($)(2)          ($)(3)         (#)(4)        ($)(5)
- - - - - - - ---------------------------  ----  ---------  ------------  -------------  ---------------  ------------  ------------

Timothy C. Brown(6)          1993   $250,000         -         $ 1,481               -         15,000          $ 7,611
President and Chief          1992    214,022         -              -                -         10,000              717
 Executive Officer           1991    175,000         -              -                -          8,000           18,297

Clifford C. Moulton(7)       1993   $137,500     $88,000       $58,941               -         12,000               -
Group Vice President,        1992         -           -             -                -             -                -
Compressors and Vacuum       1991         -           -             -                -             -                -
 Pumps

C. Barr Schuler              1993   $149,000          -        $ 8,959               -          1,500          $ 5,724
Vice President               1992    145,000     $28,363         1,839               -          1,500              558
Corporate Development and    1991    145,000      21,657            -                -          6,000           15,259
 Acquisitions

Gerald E. Seebeck(8)         1993   $150,000          -             -                -          4,500          $ 4,841
Group Vice President,        1992    130,000          -             -                -          3,000            3,170
 Lighting                    1991         -           -             -                -             -                -

Phillip J. Stuecker          1993   $150,000          -             -                -          6,000          $ 4,841
Vice President of Finance,   1992    130,000          -             -                -          3,750              452
Chief Financial Officer,     1991    113,334     $ 5,000            -                -          6,000           11,729
 and Secretary


- - - - - - - ----------

(1) Represents bonuses paid under the executive compensation plan described in the Compensation Committee Report on Executive
    Compensation.








(2) The named executive officers received certain perquisites in 1991, 1992 and 1993, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus, except with respect to Mr. Moulton whose "Other Annual Compensation" included an allowance and expense reimbursement related to moving of $52,441. Mr. Schuler received tax-offset bonuses upon exercise of stock options in 1992 and 1993 and Mr. Brown received a tax-offset bonus upon exercise of stock options in 1993.

(3) No restricted stock was granted to any of the named executive officers in 1991, 1992 or 1993 and no shares of restricted stock were held by any of the named executive officers as of the end of 1993.

(4) Represents stock options awarded under the Corporation's 1987
    Incentive Stock Plan.

(5) All Other Compensation represents amounts contributed or accrued for the named individuals under the Corporation's Profit Sharing Plan and, for Mr. Seebeck, also includes contributions made by the Corporation to the Corporation's 401(k) Plan prior to Mr. Seebeck's becoming an executive officer.

(6) Mr. Brown was elected President and Chief Executive Officer effective February 6, 1992. Amounts shown for Mr. Brown for 1992 represent his compensation for the entire year, including the portion of the year during which he did not serve in such positions. Amounts shown for 1991 represent Mr. Brown's compensation as Executive Vice President and Chief Operating Officer of the Corporation (February 1991 to February 1992) and Executive Vice President, Operations (January and February 1991).

(7) Clifford C. Moulton was elected Group Vice President, Compressors and Vacuum Pumps effective March 1, 1993. Prior to that time, Mr. Moulton was not an officer or employee of the Corporation. In connection with recruiting Mr. Moulton, the Corporation agreed to calculate Mr. Moulton's bonus payment on the basis he was a full-time employee of the Corporation as of January 1, 1993.

(8) Gerald E. Seebeck was elected Group Vice President, Lighting effective December 10, 1992. Prior to this time, Mr. Seebeck was not an executive officer of the Corporation. Amounts shown for Mr. Seebeck for 1992 thus include compensation received by him prior to becoming an executive officer.


  The following tables present certain additional information concerning stock options granted to and exercised by the named executive officers during 1993:

                                           OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
- - - - - - - -----------------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                                                OPTIONS                                    OF STOCK PRICE APPRECIATION
                                              GRANTED TO       EXERCISE OR                      FOR OPTION TERM(3)
                            OPTIONS          EMPLOYEES IN       BASE PRICE     EXPIRATION  --------------------------
        NAME              GRANTED(#)(1)       FISCAL YEAR     (PER SHARE)(2)      DATE          5%              10%
        ----              -------------      ------------     --------------   ----------  -----------     -----------

Timothy C. Brown........      15,000             14.3%           $12.625        12/16/03      $119,306       $301,106

Clifford C. Moulton.....       6,000              5.7%            10.00         03/01/03        37,800         95,400
                               6,000              5.7%            12.625        12/16/03        47,722        120,442

C. Barr Schuler.........       1,500              1.4%            12.625        12/16/03        11,931         30,111

Gerald E. Seebeck.......       4,500              4.3%            12.625        12/16/03        35,792         90,332

Phillip J. Stuecker.....       6,000              5.7%            12.625        12/16/03        47,722        120,442

- - - - - - - -----


(1) Except as noted below, all options were granted in December 1993 and one third of each option becomes exercisable each year beginning December 16, 1994. Options for 6,000 shares were granted to Mr. Moulton in March 1993 and one third of such options become exercisable each year beginning March 1, 1994. Each year the Board of Directors determines whether tax-offset bonuses will be available to holders of non-qualified stock options upon exercise. The Board has determined that tax-offset bonuses will be available during 1994, provided that such determination is subject to change at any time during the year.

(2) The exercise price for all options granted is equal to the market price of the Corporation's Common Stock on December 16, 1993, except for the options granted to Mr. Moulton in March 1993, for which the exercise price is equal to the market price of the Corporation's Common Stock on March 1, 1993.









(3) The amounts shown under these columns are the result of calculations at 5% and 10% rates over the ten year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.


                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES

                                                                                                        VALUE OF
                                                                              NUMBER OF                UNEXERCISED
                                                                             UNEXERCISED              IN-THE-MONEY
                                                                               OPTIONS                   OPTIONS
                                                                             AT FY-END(#)            AT FY-END($)(1)

                                    SHARES ACQUIRED        VALUE             EXERCISABLE/             EXERCISABLE/
             NAME                   ON EXERCISE(#)      REALIZED($)         UNEXERCISABLE             UNEXERCISABLE
             ----                  ----------------     -----------         -------------            --------------

Timothy C. Brown.................       11/19/93         $ 2,733(2)         51,692/24,334            $49,082/34,668
                                      1,400 Shares

Clifford C. Moulton...............         -                 -                 0/12,000                  0/21,750

C. Barr Schuler...................       7/27/93          16,537(3)          51,589/4,500              30,562/8,625
                                      5,602 Shares

Gerald E. Seebeck.................         -                 -               10,333/8,167              30,541/12,459

Phillip J. Stuecker...............         -                 -              31,613/10,500              32,906/15,562

- - - - - - - ----------

(1) Based on the market value of the Corporation's Common Stock on December 31, 1993.

(2) Represents the difference between the closing price of the Corporation's Common Stock on November 19, 1993 and the exercise price of the option. Does not include a tax-offset bonus of $1,481 paid by the Corporation upon exercise of the option.

(3) Represents the difference between the closing price of the Corporation's Common Stock on July 27, 1993 and the exercise price of the option. Does not include a tax-offset bonus of $8,959 paid by the Corporation upon exercise of the option.


OTHER BENEFIT PLANS

  The Corporation maintains a Pension Floor Plan (the "Floor Plan") covering substantially all U.S. salaried employees. Terms of the Floor Plan, which is funded by the Corporation, include among others, provisions for a normal, optional early or deferred retirement date, disability, retirement, and survivor benefits. Under the Floor Plan, an employee who retires at normal retirement age will receive a monthly pension equal to 1.1 percent of his Average Monthly Earnings (defined as the average of the highest monthly compensation earned during the consecutive five-year period preceding the retirement date) for each year of service plus 0.56 percent of his Average Monthly Earnings in excess of Covered Compensation (defined as one-twelfth of the average of the Social Security taxable wage base in effect during the 35-year period preceding the retirement date) for each year of service minus the employee's monthly benefit resulting from the employee's vested account balance under the Corporation's defined contribution, tax-qualified Profit Sharing Plan. As a result of the fluctuation of investment results of the Profit Sharing Plan and the undetermined amount of future contributions by the Corporation to the Profit Sharing Plan, the Corporation is unable to determine whether there are any benefits accruing with respect to any current employee under the Floor Plan until the individual retires.

OTHER COMPENSATION ARRANGEMENTS

  The Corporation entered into agreements ("Employment Agreements") with Messrs. T. C. Brown, C. B. Schuler and P. J. Stuecker effective October 1, 1988, with G. E. Seebeck effective December 10, 1992 and C.
C. Moulton effective March 1, 1993. The Employment Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the average annual contribution by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Employment Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for additional three-year terms from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice. In January 1993, the Corporation notified Mr. Schuler that his Employment Agreement would terminate on October 1, 1995.

  In conjunction with the Employment Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Employment Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Employment Agreements.

  In addition, options for a total of 68,667 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation. Options for an additional 99,000 shares of Common Stock granted on December 16, 1993 (but not currently exercisable) also will become immediately exercisable in the event of a change of control of the Corporation at any time after May 16, 1994.

  The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to two weeks' compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to four weeks' compensation and a maximum payment equal to fifty-two weeks' compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement. An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale, and there shall be no entitlement to severance pay pursuant to this Severance Policy.

  In connection with the recruitment of Mr. Moulton as Group Vice President, Compressors and Vacuum Pumps, the Corporation and Mr. Moulton entered into a two year employment arrangement in March 1993. Pursuant to this arrangement, Mr. Moulton's base salary was established at $165,000 with a bonus potential of up to 80% of base pay pursuant to the Corporation's Key Employee Bonus Plan described below in "Compensation Committee Report on Executive Compensation." In addition, Mr. Moulton was granted a stock option for 6,000 shares of Common Stock with an exercise price of $10 per share, and is entitled to participate, subject to certain vesting requirements, in certain standard executive programs such as the Corporation's Profit Sharing and Pension Floor Plan, life and health insurance plans, and leased automobile program. In connection with Mr. Moulton's relocation to Louisville, Kentucky, the Corporation also agreed to certain allowances which are set forth in Summary Compensation Table under "Other Annual Compensation."

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1993:

EXECUTIVE OFFICER COMPENSATION POLICIES AND 1993 RESULTS

  Subject to Board of Director approval, the Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's Incentive Stock Option Plans directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 36% of senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

  With respect to 1993, the Committee reviewed executive officer salaries and recommended to the Board that adjustments be made, based on individual performance and the results of an executive compensation survey conducted on behalf of the Corporation by an independent executive compensation consulting firm (the "Survey"). Based upon the Corporation's Survey, the Committee believes executive officer base salaries approved by the Board for 1993 are at or below median competitive base salary levels of manufacturing companies of comparable capitalization.

  For the 1993 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income and individual participant performance. Recognizing the need to improve the operating performance of the Lighting Group segment and with the understanding that during 1993 the Lighting Group would continue to undergo restructuring initiated in 1992, the Committee revised the bonus plan for the named executive officers other than Clifford Moulton. Under this revised plan, (i) bonus potential for 1993 was reduced, (ii) two year targets were established at levels higher than the Corporation's internal projections and (iii) second year potential bonus payments were increased to correspond to the challenging two year targets. With respect to the Compressor & Vacuum Pump Group and other divisions, new 1993 targets were established but the plan structure remained unchanged from 1992.

  As a result of 1993 performance, no bonuses were awarded to executive officers, with the exception of Mr. Moulton who received his award based on the performance of the Compressor and Vacuum Pump Group, for which he had responsibility. See the Summary Compensation Table above. Such award represented approximately 18% of the total awards that could have been earned by the executive officers named in the Summary Compensation Table if all goals had been met.

  To provide a direct incentive to improve the value of the Corporation to shareholders, stock option grants were made to Mr. Moulton in March 1993 in connection with his recruitment by the Corporation and to all the named executive officers in December 1993. The exercise price of the option grants was 100% of fair market value on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

  At the December 1992 Compensation Committee meeting, Mr. Brown's base salary was reviewed and the Committee recommended a base salary adjustment to the Board of Directors. Based on his performance as Chief Executive Officer since February 1992 and upon the Survey the Committee recommended for approval by the Board of Directors an annualized base salary of $250,000.

  For 1993, Mr. Brown's potential bonus award was based on the Corporation's meeting certain financial objectives, including targets related to company-wide earnings per share and return on assets as well as operating results of the Lighting Group. Since such goals were not achieved, no bonus award was paid for 1993 performance under the bonus program established by the Committee in December 1992.

  The Committee also believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

                             -------------

  The Board approved the recommendations made by the Compensation
Committee with respect to each element of Mr. Brown's compensation, as well as the compensation of the other executive officers.

                               COMPENSATION COMMITTEE

                               Peter P. Donis
                               Wallace H. Dunbar
                               Lawrence E. Gloyd
                               Ralph D. Ketchum

                           PERFORMANCE GRAPH

  The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the S&P 500 Index and, as a peer group, the Value Line Building Materials Index.

                             1988     1989     1990     1991     1992     1993
                            ------   ------   ------   ------   ------   ------

Thomas Industries             100       114       59       76       60       89
Standard & Poor's 500         100       131      127      166      179      197
Value Line Bldg/Mat           100       107       94      115      151      191


                          BOARD OF DIRECTORS

  The Board of Directors held six meetings during 1993. All directors attended at least 75 percent of such meetings and of meetings of Board committees on which they served in 1993.

  The Board of Directors has an Audit Committee which met four times during 1993. The Audit Committee is composed of Peter P. Donis, Gene P. Gardner and Bernard W. Rogers. The functions of the Audit Committee consist of reviewing with the independent accountants the plan and results of the auditing engagement, reviewing the scope and results of the Corporation's procedures for internal auditing, reviewing the professional services provided by the independent accountants and the fees charged therefor, selecting the Corporation's independent accountants for each year and reviewing the adequacy of the Corporation's system of internal accounting controls.

  The Board of Directors has a Compensation Committee which met three times during 1993. The Compensation Committee is composed of Peter P. Donis, Wallace H. Dunbar, Lawrence E. Gloyd and Ralph D. Ketchum. The functions of the Compensation Committee consist of reviewing and recommending to the Board changes in salaries of officers and general managers, bonus and stock plans, and employee benefit plans, and the review of the competitiveness of the Corporation's compensation plans.

  The Nominating and Search Committee met twice during 1993. The Nominating and Search Committee is composed of Timothy C. Brown, Peter
P. Donis, Roger P. Eklund and Ralph D. Ketchum. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management and director succession plans and reviewing new director nominees.

  The Chairman of the Board receives a fee of $17,600 per quarter, other directors who are committee chairmen (except for directors who are employees of the Corporation) receive a fee of $4,400 per quarter, and all other directors (except for directors who are employees of the Corporation) receive a fee of $3,850 per quarter. During 1994, all directors (except for directors who are employees of the Corporation and the Chairman of the Board) will receive $800 for each Board of Directors' meeting and each committee meeting attended, plus expenses for attendance, and special management meetings attended, if any. The

Corporation's policy that directors who are employees of the Corporation not receive any fees for serving on the Board of Directors, serving as a committee chairman or attending director meetings became effective in April 1993. If approved by the shareholders of the Corporation, nonemployee directors may also receive certain non-qualified stock options. See "Approval of Nonemployee Director Stock Option Plan."

  Any director terminating his membership on the Board of Directors after one year of service thereon is eligible to receive an annual retainer fee, plus such benefits as are available to active directors, for three years following termination of Board membership. This fee is equal to the fee such director received as an active member of the Board prior to termination.

                   COMPENSATION COMMITTEE INTERLOCKS
                       AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1993 are listed above under "Board of Directors." During 1993, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation, with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 1993 and no member of the Compensation Committee was formerly an officer of the Corporation other than Mr. Dunbar who served as an officer of the Corporation prior to 1980.

          APPROVAL OF NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Board of Directors approved the Thomas Industries Inc. Nonemployee Director Stock Option Plan (the "Plan") on February 10, 1994, subject to approval by the shareholders of the Corporation. The purpose of the Plan is to increase the stock ownership of nonemployee directors and to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation's growth through automatic, nondiscretionary grants of options to purchase shares of the Corporation's Common Stock in the amounts and subject to the conditions set forth in the Plan. The Plan is set out in full as Exhibit A to this Proxy Statement. The following summary of the terms of the Plan is derived from Exhibit A and is qualified by reference to the specific terms of the Plan. An aggregate of 250,000 shares of Common Stock are to be reserved for issuance pursuant to the exercise of options granted under the Plan.

  The Plan provides for the grant of non-qualified stock options to directors of the Corporation who are not, and have not been for at least one year, employees or officers of the Corporation or any subsidiary of the Corporation (a "Nonemployee Director"). The Board of Directors is responsible for the Plan's implementation but may not exercise any discretion concerning its administration. Subject to approval of the Plan by the shareholders of the Corporation, each Nonemployee Director in office on the date of the Annual Meeting, that is, April 21, 1994, will receive a stock option under the Plan to purchase 2,000 shares of Common Stock. Thereafter, each Nonemployee Director in office on the date of each subsequent Annual Meeting of

Shareholders will receive a stock option to purchase 2,000 shares of Common Stock as of the date of such subsequent annual meeting. There are ten Nonemployee Directors currently eligible to receive stock options under the Plan. Accordingly, if the Plan receives shareholder approval, the Nonemployee Directors as a group will receive stock options to purchase 20,000 shares of Common Stock on April 21, 1994.

  The purchase price for each share of Common Stock covered by an option ("Option Price") will equal the closing price per share of the Common Stock on the date of the Annual Meeting of Shareholders on which the option is granted. Each option is granted for a term of ten years and is exercisable at any time after the date it is granted, except that, to the extent required to comply with Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3"), no option shall be exercisable within the first six months of its grant. The Option Price may be paid in cash or by delivery of Common Stock already owned by the Nonemployee Director valued at fair market value on the date of exercise. In the event of a stock dividend or stock split, or combination or other change in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange or substantially all of the Corporation's assets or dissolution of the Corporation, appropriate adjustments are to be made in the price, number and types of shares subject to options in order to prevent the dilution or enlargement of rights under options granted under the Plan.

  No option granted under the Plan shall be transferable by a Nonemployee Director, otherwise than by will or, if the Nonemployee Director dies intestate, by the laws of descent and distribution. All grants shall be exercisable during the Nonemployee Director's lifetime only by the Nonemployee Director or his legal representative. In the event of a Nonemployee Director's death prior to the exercise of any options which were then exercisable, such options may be exercised within one year after the Nonemployee Director's death (regardless of the expiration date that would otherwise apply) by the beneficiary designated by the Nonemployee Director as specified in the Plan or, in the absence of such designation, by the Nonemployee Director's estate.

  The Board of Directors of the Corporation may suspend or terminate the Plan or any portion thereof at any time. The Board of Directors may also amend the Plan from time to time in such respects as the Board of Directors may deem advisable in order that any grants thereunder shall conform to or reflect changes in the law or regulations applicable to the Plan, or to permit the Corporation or the Nonemployee Directors to enjoy the benefits of any such changes in law or regulations, or in any other respect that the Board of Directors may deem to be in the best interests of the Corporation. No such amendment shall be made, however, without shareholder approval to the extent required by law, agreement or the rules of any exchange upon which the Common Stock is listed, if such amendment would: (a) materially increase the number of shares of Common Stock which may be issued under the Plan (other than due to a stock dividend, stock split, etc. as described above), (b) materially modify the eligibility requirements for participation in the Plan, (c) materially increase the benefits accruing to Nonemployee Directors under the Plan, or (d) extend the termination date of the Plan. In any event, no suspension, termination, or amendment of the Plan shall impair the rights of Nonemployee Directors under any outstanding options without the consent of the Nonemployee Directors affected thereby or shall make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3. The Plan will terminate and no additional options will be granted under the Plan after April 21, 2004.

  As of March 4, 1994, the closing price of the Corporation's Common Stock was $15.50.

TAX CONSEQUENCES

  The options granted under the Plan will not qualify for the special tax treatment accorded to "incentive stock options" under Section 422 of the Internal Revenue Code. Although a Nonemployee Director will not recognize income at the time of the grant of the option, he will recognize ordinary income upon the exercise of an option in an amount equal to the excess of the fair market value of the stock on the date of exercise of the option over the amount of cash paid for the stock.

  As a result of the optionee's exercise of an option, the Corporation will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Corporation's deduction will be taken in the Corporation's taxable year in which the option is exercised.

  If a Nonemployee Director exercises an option and surrenders Common Stock already owned by such director ("Old Shares"), the Nonemployee Director will recognize ordinary income in an amount equal to the fair market value of the number of shares acquired ("New Shares") in excess of the number of Old Shares exchanged, less any cash paid for them and the Company will be entitled to a deduction in an amount equal to such income. No gain or loss will be recognized with respect to the number of New Shares acquired that are equal to the number of Old Shares exchanged.

  The foregoing description is only a summary of the federal income tax consequences of the Plan and is based on the Corporation's understanding of present federal tax laws and regulations.

VOTE REQUIRED

  Adoption of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to be voted at the 1994 Annual Meeting of Shareholders. The Board of Directors of the Corporation recommends a vote FOR such approval of the Plan.

                     COMPLIANCE WITH SECTION 16(A)

  Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 1993, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                              ACCOUNTANTS

  The firm of KMPG Peat Marwick has been selected as independent accountants to audit the books, records and accounts of the corporation and its subsidiaries for 1994.

  Representatives of KMPG Peat Marwick will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                     PROPOSALS OF SECURITY HOLDERS

  A shareholder proposal to be presented at the 1995 Annual Meeting must be received at the Corporation's executive offices, 4360
Brownsboro Road, Suite 300, Louisville, Kentucky 40207 by no later than November 18, 1994 for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

  In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than sixty days prior to the meeting of shareholders. Such notice must describe various matters regarding the nominee and the shareholder giving the notice, including such information as name, address, occupation and shares held.

  In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement. Any shareholder desiring a copy of the Corporation's Bylaws will be furnished one upon written request to the Secretary upon receipt of $5.00 per copy requested.

               OTHER MATTERS TO COME BEFORE THE MEETING

  The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                               By Order of the Board of Directors

                               PHILLIP J. STUECKER
                               Vice President of Finance,
                               Chief Financial Officer and Secretary

Date: March 10, 1994